Exhibit 99.1

PART I

ITEM 1. BUSINESS

Company Overview

We are a global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications.  We maintain a global infrastructure consisting of 29 manufacturing facilities, 8 technical centers and over 30 sales offices globally, including 20 facilities in the United States.  We employ approximately 6,000 individuals around the world.

We were formed in April 1997 by Pharmacia Corporation (“Pharmacia”), which was then known as Monsanto Company (“Old Monsanto”) to hold and operate substantially all of the assets, and assume all of the liabilities of Old Monsanto’s historical chemicals business.  Pharmacia spun us off to Pharmacia’s shareholders and we became an independent company in September 1997 (the “Solutia Spinoff”).  Pharmacia subsequently formed a new company, Monsanto Company, (“Monsanto”) to hold its agricultural and seed businesses and then spun Monsanto off to its shareholders as well.

Chapter 11 Proceedings

On December 17, 2003, Solutia Inc. and its 14 U.S. subsidiaries (the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 Cases") in the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").  The cases were consolidated for the purpose of joint administration and were assigned case number 03-17949 (PCB).  Our subsidiaries outside the United States were not included in the Chapter 11 filing.  The filing was made to restructure our balance sheet, to streamline operations and to reduce costs, in order to allow us to emerge from Chapter 11 as a viable going concern.  The filing also was made to obtain relief from the negative financial impact of liabilities for litigation, environmental remediation and certain post-retirement benefits (the "Legacy Liabilities") and liabilities under operating contracts, all of which were assumed at the time of the Solutia Spinoff.  These factors, combined with the weakened state of the chemical manufacturing sector, general economic conditions and continuing high, volatile energy and crude oil costs were an obstacle to our financial stability and success.

Under Chapter 11, we are operating our businesses as a debtor-in-possession ("DIP") under court protection from creditors and claimants.  Since the Chapter 11 filing, orders sufficient to enable us to conduct normal business activities, including the approval of our DIP financing, have been entered by the Bankruptcy Court.  While we are subject to Chapter 11, all transactions not in the ordinary course of business require the prior approval of the Bankruptcy Court.

On January 16, 2004, pursuant to authorization from the Bankruptcy Court, we entered into a DIP credit facility.  This DIP credit facility has subsequently been amended from time to time, with Bankruptcy Court approval.  The DIP credit facility, as amended, consists of: (a) a $975 million fully-drawn term loan; and (b) a $250 million borrowing-based revolving credit facility, which includes a $150 million letter of credit subfacility.  The DIP credit facility matures on March 31, 2008.

On October 15, 2007, we filed our Fifth Amended Joint Plan of Reorganization (the “Plan”) and the related Fifth Amended Disclosure Statement (the “Disclosure Statement”) with the Bankruptcy Court.  The Disclosure Statement was approved by the Bankruptcy Court on October 19, 2007.  The Plan is based on a comprehensive settlement reached with all of the major constituents in our bankruptcy case which includes the following parties: Monsanto, noteholders controlling at least $300 million in principal amount of the 2027/2037 notes, the Official Committee of General Unsecured Creditors, the Official Committee of Equity Security Holders and the Ad Hoc Trade Committee.

 The Disclosure Statement contains a description of the events that led up to the Debtors’ bankruptcy filing, the actions the Debtors’ have taken to improve their financial situation while in bankruptcy, a current description of the Debtors’ businesses and a summary of the classification and treatment of allowed claims and equity interests under the Plan.  The Disclosure Statement was sent to our creditors and equity interest holders who approved the Plan.  On November 29, 2007 the Bankruptcy Court entered an order confirming the Plan.  We plan to declare the Plan effective and emerge from Chapter 11 on February 28, 2008.

Set forth below is a brief description of certain terms of the Plan and are qualified in their entirety by reference to the Plan and Disclosure Statement.

Under the Plan, we will emerge from bankruptcy as an independent publicly-held company.  The Plan provides for a re-allocation of our Legacy Liabilities with Monsanto, and an underlying settlement with the Official Committee of Retirees, the terms of which are set forth in the Monsanto Settlement Agreement and the Retiree Settlement Agreement, which have been filed with the Bankruptcy Court.

The Plan contemplates the completion of two rights offerings to raise new equity capital: (1) $250 million of new common stock will be sold to the noteholders and general unsecured creditors (“Creditor Rights Offering”) and (2) $175 million or 17 percent of new common stock will be sold pursuant to another rights offering to holders of at least 11 shares of common stock (“Equity Rights Offering”).  A group of our creditors has committed to backstop the Creditor Rights Offering.  The $250 million generated as a result of the Creditor Rights Offering will be used as follows: $175 million will be set aside in a Voluntary Employees’ Beneficiary Association (VEBA) Retiree Trust to fund the retiree welfare benefits for those pre-spin retirees who receive these benefits from us; and we will use $75 million to pay for other Legacy Liabilities being retained by the Company.  The $175 million generated as a result of the Equity Rights Offering will be paid to Monsanto in connection with the settlement of its claims.  Any portion of the 17 percent of the new common stock that is not purchased by current equity holders will be distributed to Monsanto.

Under the Plan, current equity holders that own at least 175 shares of our common stock will receive their pro rata share of 1 percent of the new common stock and current equity holders that own at least 11 shares of our common stock will receive additional rights as described above.  Additionally, current equity security holders will have the following rights:  i) holders who own at least 24 shares of our common stock will receive their pro rata share of five-year warrants to purchase 7.5 percent of the new common stock; and ii) holders who own at least 107 shares of our common stock will receive the right to participate in a buy out for cash of general unsecured claims of less than $100 thousand but more than $2.5 thousand for an amount equal to 52.35 percent of the allowed amount of such claims, subject to election of each general unsecured creditor to sell their claim.

Expected distributions to be provided creditors and equity holders are set forth in the Plan and Disclosure Statement which have been filed with the Securities & Exchange Commission as exhibits to Form 8-K, dated October 22, 2007.

On November 21, 2007, the Bankruptcy Court entered its Order approving our entry into the Exit Financing Facility Commitment Letter dated October 25, 2007 by and between Solutia, Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc. (collectively, “the Lenders”).  Under the Exit Financing Facility Commitment Letter and subject to the conditions contained therein, the Lenders were to provide us with $2.0 billion in financing (collectively, the “Exit Financing Facility”), including (a) a $400 million senior secured asset-based revolving credit facility. (b) a $1.2 billion senior secured term loan facility and (c) if we are unable to issue $400 million senior unsecured notes by the closing of the Exit Financing Facility, a $400 million senior unsecured bridge facility.

On January 22, 2008, the Lenders informed us they were refusing to provide the exit funding, asserting that there has been an adverse change in the markets since entering into the commitment.  We disagreed with their assertion and, on February 6, 2008, we filed a complaint in the Bankruptcy Court seeking a court order requiring the Lenders to meet their commitment and fund our exit from bankruptcy.  Trial on this matter began, February 21, 2008.  On February 25, 2008 and before the trial concluded, we reached an agreement with our Lenders on the terms of a revised exit financing package, subject to Bankruptcy Court approval.  The Bankruptcy Court approved the revised exit financing package on February 26, 2008 finding that the revisions are substantially consistent with the order confirming our Plan.  Accordingly, we are currently scheduled to emerge from Chapter 11 on February 28, 2008.  In the event the Lenders do not fund the exit financing for any other reason, it is not certain that we can extend our DIP credit facility and, if we can extend it, at what cost.

General Development of Business

In May 2007 we purchased the 50% of Flexsys that we did not own from our joint venture partner Azko Nobel N.V. for approximately $213 million.  The purchase was simultaneous with Flexsys’ purchase of Azko Nobel’s CRYSTEX® manufacturing operations in Japan for $25 million.  Flexsys manufactures more than 50 different products which are classified into two main product groups: vulcanizing agents, principally insoluble sulfur and rubber chemicals.

Also, in May 2007 we sold DEQUEST®, our water treatment phosphates business (“Dequest”) to Thermphos Trading GmbH.  Thermphos purchased the assets and assumed certain of the liabilities of Dequest for $67 million, subject to a working capital adjustment.  As part of the sale, we and Thermphos entered into a ten year lease and operating agreement under which we will continue to operate the Dequest production facility for Thermphos at our plant in Newport, Wales, United Kingdom.

In September 2007 we announced the opening of our new plant in Suzhou, China, a manufacturing site for our SAFLEX® business.

In November 2007, CPFilms purchased certain assets of Acquired Technology, Inc. which provides technology to help grow and develop CPFilms’ broad product portfolio while immediately adding sales volume in the aftermarket window film business.

Segments; Principal Products

Our reportable segments are:

•	SAFLEX®;

•	CPFilms;

•	Technical Specialties; and

•	Integrated Nylon.

The tabular and narrative information contained in Note 24 to the accompanying consolidated financial statements is incorporated by reference into this section.

SAFLEX®

SAFLEX® is the world's largest producer of PVB (Polyvinyl Butyral) sheet, a plastic interlayer used in the manufacture of laminated glass for automotive and architectural applications.  In addition to PVB sheet, which is mostly marketed under the SAFLEX® brand, we manufacture specialty intermediate PVB resin products sold under the BUTVAR® brand, optical grade PVB resin and plasticizer.

PVB is a specialty resin used in the production of laminated safety glass sheet, an adhesive interlayer with high tensile strength, impact resistance, transparency and elasticity that make it particularly useful in the production of safety glass.  Laminated safety glass is predominately produced with PVB sheet and is legislated in all industrialized countries for automobile windshields.  Developing countries also use laminated safety glass in automotive windshields though it is not formally legislated.  Approximately 45% of sales to the automotive sector are for aftermarket replacement windows.  Architectural laminated safety glass is widely used in the construction of modern office buildings, airports, and residential homes.  Other applications for PVB resin include non-sheet applications such as wash primers and other surface coatings, specialty adhesive formulations, and inks.

The SAFLEX® business operates facilities in Antwerp, Belgium; Ghent, Belgium; Newport, Wales (U.K.); Santo Toribio, Mexico; Sao Jose dos Campos, Brazil; Singapore; Springfield, Massachusetts; and Trenton, Michigan.

Principal Products

Major Products
Major End-Use Markets	Brand	Description	Major Competitors	Major Raw Materials	Major Plants(1)	Major End-Use Applications
CONSTRUCTION AND HOME FURNISHINGS	SAFLEX®	Laminated window glass	DuPont Kuraray Sekisui	Butyraldehyde Ethanol Polyvinyl alcohol Vinyl acetate monomer	Ghent, Belgium Springfield, MA Santo Toribio, Mexico	Products to increase the safety, security, sound attenuation, energy efficiency and ultraviolet protection of architectural glass for residential and commercial structures
VEHICLES	SAFLEX®	Laminated window glass	DuPont Sekisui	Butyraldehyde Ethanol Polyvinyl alcohol Vinyl acetate monomer	Ghent, Belgium Santo Toribio, Mexico Springfield, MA Trenton, MI	Products to increase the safety, security, sound attenuation and ultraviolet protection of automotive glass

(1)
Major plants are comprised of those facilities at which each of the identified major products conclude their respective manufacturing processes.  The major products may pass through other of our plants prior to the final sale to customers.

CPFilms

CPFilms is a films business which adds functionality to glass.  Our CPFilms business manufactures and sells special custom coated window films under four brands:

• LLUMAR®;

• VISTA®;

• GILA®; and

• FORMULA ONE PERFORMANCE AUTOMOTIVE FILMS®.

CPFilms also manufactures various films for use in tapes, automotive badging, optical and colored filters, shades, packaging, computer touch screens, electroluminescent displays, and cathode ray tube and flat-panel monitors.

CPFilms operates facilities in Martinsville, Virginia; Canoga Park, California; and Runcorn, U.K.

Principal Products

Major Products
Major End-Use Markets	Brand	Description	Major Competitors	Major Raw Materials	Major Plants(1)	Major End-Use Applications
CONSTRUCTION AND HOME FURNISHINGS	LLUMAR® VISTA® GILA®	Professional window films Retail window films	3M Madico	Polyester film	Martinsville, VA Runcorn, U.K.	After-market films for solar control, security and safety
VEHICLES	LLUMAR® VISTA® GILA®	Professional window films Retail window films	Bekaert Johnson Laminating Garware	Polyester film	Martinsville, VA Runcorn, U.K.	Products to increase the safety, security, sound attenuation and ultraviolet protection of automotive glass and give vehicles a custom appearance
INDUSTRIAL APPLICATIONS & ELECTRONICS	Metalized films Sputtered films Deep-dyed films	Release liners	3M Intellicoat Mitsubishi	Polyester film	Martinsville, VA Runcorn, U.K.	Window films’ tapes, automotive badging, optical and colored filters, shades, reprographics, and packaging uses
	Performance films Conductive and anti-reflective coated films		Bekaert OCLI Southwall	Polyester film Indium tin Precious metals	Canoga Park, CA Martinsville, VA Runcorn, U.K.	Computer touch-screens, electroluminescent displays for hand-held electronics and watches, and cathode ray tube and LCD monitors

(1)
Major plants are comprised of those facilities at which each of the identified major products conclude their respective manufacturing processes.  The major products may pass through other of our plants prior to the final sale to customers.

Technical Specialties

Technical Specialties is our specialty chemicals segment which includes the manufacture and sale of chemicals for the rubber industry, heat transfer fluids and aviation hydraulic fluids.

We purchased the 50% of Flexsys that we did not own in May 2007 from our joint venture partner, Akzo Nobel which comprises our rubber chemicals operations.  These chemicals help cure and protect rubber, impart desirable properties to cured rubber, increase durability, and lengthen product life.  Flexsys products play an important role in the manufacture of tires and other rubber products such as belts, hoses, seals and footwear.

We manufacture more than 50 different products for the rubber chemicals industry which are classified into two main product groups: vulcanizing agents, principally insoluble sulfur, and rubber chemicals.  Insoluble sulfur is a key vulcanizing agent manufactured predominantly for the tire industry.  We are the world's leading supplier of insoluble sulfur and market under the trade name of CRYSTEX®.  We have three product groups within rubber chemicals: antidegradants, accelerators, and other rubber chemicals.

THERMINOL® heat transfer fluids used for indirect heating or cooling of chemical processes in various types of industrial equipment and in solar energy power systems.  The fluids provide enhanced pumping characteristics because they remain thermally stable at high and low temperatures.

SKYDROL® brand aviation hydraulic fluids and SKYKLEEN® brand of aviation solvents supplied across the aviation industry.  The SKYDROL® line includes fire-resistant hydraulic fluids, which are used in more than half of the world's commercial aircraft.

Our rubber chemicals products are manufactured at 15 facilities worldwide: eight in Europe, three in North America, two in South America and two in Asia. Heat transfer fluids are manufactured in Anniston, Alabama; Alvin, Texas (Chocolate Bayou); Newport, Wales (U.K.); and Sao Jose dos Campos, Brazil.  Aviation Fluids are manufactured in Anniston, Alabama.

Principal Products

Major Products
Major End-Use Markets	Brand	Description	Major Competitors	Major Raw Materials	Major Plants(1)	Major End-Use Applications
RUBBER CHEMICALS	CRYSTEX® SANTOFLEX®	Insoluble Sulfur Antidegradant	Lanxess Chemtura Shikoku Oriental Carbon Chemicals Limited (India)	Benzene derivatives Ketones Sulfur CS2 Napthenic processing oil	Antwerp, Belgium Itupeva, Brazil Kashima, Japan Monogahela, PA Lemoyne, AL Nienburg, Germany Kuantan, Malaysia Sauget, IL Sete, FR Termoli, Italy Wrexham, U.K.
Products critical to the manufacture of finished rubber as they increase the productivity of the manufacturing process and the quality of the end product with improved resilience, strength and resistance to wear and tear.  Primary application is in the production of tires.

CAPITAL EQUIPMENT	THERMINOL®	Heat transfer fluids	Dow	Benzene Phenol	Alvin, TX Anniston, AL Newport, U.K.	Heat transfer fluids for a wide variety of manufacturing and refining uses
AVIATION & TRANSPORTATION	SKYDROL® SKYKLEEN®	Aviation hydraulic fluids Aviation solvents	ExxonMobil	Phosphate esters	Anniston, AL	Hydraulic fluids for commercial aircraft, and environmentally friendly solvents for aviation maintenance

(1)
Major plants are comprised of those facilities at which each of the identified major products conclude their respective manufacturing processes.  The major products may pass through other of our plants prior to the final sale to customers.

Integrated Nylon

Integrated Nylon consists of nylon plastics, fiber and intermediate chemical products used in construction, automotive, consumer and industrial applications.

Integrated Nylon comprises an integrated family of nylon products, as follows:

•	Our VYDYNE® nylon molding resins, ASCEND® nylon polymers and nylon industrial fibers, which are sold into the automotive, engineered thermoplastic, apparel, textile, commercial and industrial markets in products such as knit clothing, dental floss, tires, airbags, molded automotive parts, conveyor belts, cooking bags, food packaging and camping gear.

•
Our nylon carpet staple and nylon bulk continuous filament which are sold under the WEAR-DATED® brand for residential carpet and the ULTRON® brand for commercial carpet, as well as under private labels for the residential, commercial and industrial markets.

•
Our chemical intermediates, including adipic acid, hexamethylenediamine and acrylonitrile are used internally as feedstock for fiber and resins production and are also sold on the merchant market for use in nylon and acrylic fiber, nylon and ABS plastic, synthetic resins, synthetic lubricants, paper chemicals, herbicides and plasticizers.

The Integrated Nylon segment operates facilities in Alvin, Texas (Chocolate Bayou); Decatur, Alabama; Foley, Alabama; Greenwood, South Carolina; and Pensacola, Florida.

Principal Products
Major Products
Major End-Use Markets	Brand	Description	Major Competitors	Major Raw Materials	Major Plants(1)	Major End-Use Applications
CONSTRUCTION AND HOME FURNISHINGS	WEAR-DATED® ULTRON® ASCEND®	Nylon carpet staple Nylon bulk continuous filament Nylon polymer	Invista Shaw Industries Rhodia	Adipic acid Hexamethylene-diamine	Foley, AL Greenwood, SC Cantonment, FL	Residential and commercial carpeting and non-woven reinforcement and linings
PERSONAL PRODUCTS	ASCEND®	Nylon polymer	Invista Rhodia Radici	Adipic acid Hexamethylene-diamine	Greenwood, SC Cantonment, FL	Knit apparel, half-hose, active wear, apparel, dental floss, and intimate apparel
VEHICLES	VYDYNE® ASCEND®	Nylon filaments and molding agents Nylon polymer	Acordis BASF DuPont Invista Rhodia	Adipic acid Hexamethylene-diamine		Tires, airbags, automotive interior and exterior, and under-the-hood molded parts
INDUSTRIAL APPLICATIONS	ASCEND® Industrial nylon fiber	Nylon polymer	Kordsa Invista Shenma	Propylene Natural gas Cyclohexane Ammonia	Decatur, AL Greenwood, SC Cantonment, FL	Conveyer belts, nylon film cooking bags, specialized food packaging, sewing thread, backpacks, cots, tents
INTERMEDIATE CHEMICALS	Adipic acid Hexamethylene-diamine Acrylonitrile		Asahi Chemical Invista Rhodia BASF Ineos	Propylene Natural gas Cyclohexane Ammonia	Alvin, TX Decatur, AL Cantonment, FL	Nylon and acrylic fiber, nylon and SBA plastics, synthetic resins, synthetic lubricants, paper chemicals, plasticizers

(1)
Major plants are comprised of those facilities at which each of the identified major products conclude their respective manufacturing processes.  The major products may pass through other of our plants prior to the final sale to customers.

Sale of Products

We sell our products directly to end users in various industries, principally by using our own sales force, and, to a lesser extent, by using distributors.

Our marketing and distribution practices do not result in unusual working capital requirements on a consolidated basis.  We maintain inventories of finished goods, goods in process and raw materials to meet customer requirements and our scheduled production. In general, we do not manufacture our products against a backlog of firm orders; we schedule production to meet the level of incoming orders and the projections of future demand.  However, in the SAFLEX® segment, a large portion of sales for 2007 were pursuant to volume commitments.  We do not have material contracts with the government of the United States or any state, local or foreign government.  In 2007, no single customer or customer group accounted for 10 percent or more of our net sales.

Our second and third quarters are typically stronger than our first and fourth quarters because sales of carpet and window films are stronger in the spring and fall.

Competition

The global markets in which our businesses operate are highly competitive.  We expect competition from other manufacturers of the same products and from manufacturers of different products designed for the same uses as our products to continue in both U.S. and international markets.  Depending on the product involved, we encounter various types of competition, including price, delivery, service, performance, product innovation, product recognition and quality.  Overall, we regard our principal product groups as competitive with many other products of other producers and believe that we are an important producer of many of these product groups.  For additional information regarding competition in specific markets, see the charts under "Segments: Principal Products" above.

Raw Materials and Energy Resources

We buy large amounts of commodity raw materials and energy resources, including propylene, cyclohexane, benzene, vinyl acetate, polyvinyl alcohol, 2-ethyl hexanol and natural gas.  We typically buy major requirements for key raw materials pursuant to contracts with average contractual periods of one to four years.  We obtain certain important raw materials from a few major suppliers. In general, in those cases where we have limited sources of raw materials, we have developed contingency plans to the extent practicable to minimize the effect of any interruption or reduction in supply. However, we also purchase raw materials from some single source suppliers in the industry and in the event of an interruption or reduction in supply, might not be able to mitigate any negative effects.

While temporary shortages of raw materials and energy resources may occasionally occur, these items are generally sufficiently available to cover our current and projected requirements.  However, their continuing availability and price may be affected by unscheduled plant interruptions and domestic and world market conditions, political conditions and governmental regulatory actions.  Due to the significant quantity of some of these raw materials and energy resources that we use, a minor shift in the underlying prices for these items can result in a significant impact on our consolidated financial position and results of operations.

Intellectual Property

We own a large number of patents that relate to a wide variety of products and processes and have pending a substantial number of patent applications.  We also own and utilize across our business segments a significant amount of valuable technical and commercial information that is highly proprietary and maintained as trade secrets.  In addition, we are licensed under a small number of patents owned by others.  We own a considerable number of established trademarks in many countries as well as related internet domain names under which we market our products.  This intellectual property in the aggregate is of material importance to our operations and to our various business segments.

Research and Development

Research and development constitute an important part of our activities.  Our expenses for research and development amounted to $37 million in both 2007 and 2006 and $40 million in 2005, or about 1.3 percent of sales on average.  We focus our expenditures for research and development on process improvements and selected product development.

Our research and development programs in the SAFLEX® segment include new products and processes for the window glazing markets.  A new acoustic safety interlayer has been commercialized.  Several process technologies developed to support the construction of SAFLEX® plants have been started up.  Significant progress was achieved in developing a solar safety interlayer and a new interlayer for thin film photovoltaic cell lamination.

Our research and development programs in the CPFilms segment include new products for the window glazing markets.  Window films that mitigate or enhance the reception of electronic signals through windows continue to be developed.  New products using advances in exterior coatings, adhesive formulations, and nanoparticle technologies are being commercialized.

Our research and development programs in the Technical Specialties segment include new products for the specialty chemicals markets and emphasize the balance between manufacturing cost reduction and capacity expansion in our rubber chemical business.  A new heat transfer fluid has been commercialized and a new aviation fluid is in flight service evaluation.  We have made significant progress in process optimization, capacity expansion and energy reduction across most of our rubber chemical product lines.

Our Integrated Nylon segment continues to focus on internal process improvements to mitigate increasing raw material prices and to commercialize new products to address customer needs and improve product mix.

Environmental Matters

The narrative appearing under “Environmental Matters” in Item 7 below is incorporated by reference.

Employee Relations

On December 31, 2007, we had approximately 6,000 employees worldwide: with U.S. employees constituting 69 percent of the total number of employees.  Approximately 450 of the European employees are represented by the union delegation.  Approximately 15 percent of our U.S. workforce is currently represented by various labor unions with local agreements that expire between July 2009 and February 2013, at our following sites: Anniston, Alabama; Sauget, Illinois; Springfield, Massachusetts; and Trenton, Michigan.  In the U.S., local agreements cover wages and working conditions.  Each of our U.S. labor unions ratified new five-year collective bargaining agreements in 2005 which set pension and health and welfare benefits for our employees who are represented by the labor unions at the above sites.

International Operations

We are engaged in manufacturing, sales and research and development in areas outside the United States. Approximately 55 percent of our consolidated sales from continuing operations for the year ended December 31, 2007 were made into markets outside the United States, including Europe, Canada, Latin America and Asia.

Operations outside the United States are potentially subject to a number of risks and limitations that are not present in domestic operations, including trade restrictions, investment regulations, governmental instability and other potentially detrimental governmental practices or policies affecting companies doing business abroad.  Operations outside the United States are also subject to fluctuations in currency values.  The functional currency of each of our non- U.S. operations is generally the local currency.  Exchange rates between these currencies and U.S. dollars have fluctuated significantly in recent years and may continue to do so.  In addition, we generate revenue from export sales and operations conducted outside the United States that may be denominated in currencies other than the relevant functional currency.

Internet Access to Information

Our Internet address is www.solutia.com.  We make available free of charge through our Internet website our annual report on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to these reports as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission (“SEC”).  All of these materials may be accessed from the "Investors" section of our website, www.solutia.com.  These materials may also be accessed through the SEC’s website (www.sec.gov) or in the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.